                                                                    Exhibit 99.1

NEWS RELEASE

CONTACT:
Charles M. Fleischman
President and Chief Financial Officer
Digene Corporation
(301) 470-6500

FOR IMMEDIATE RELEASE

        DIGENE CORPORATION ANNOUNCES $19.5 MILLION PRIVATE PLACEMENT OF
                                 COMMON SHARES

BELTSVILLE, Maryland, November 19, 1999 -- Digene Corporation (Nasdaq:DIGE) today announced that it and certain of its stockholders have entered into definitive agreements for the private placement of an aggregate of 1,500,000 shares of its common stock to selected institutional and other accredited investors. 900,000 shares will be sold by the Company, and 600,000 shares will be sold by the selling stockholders. The purchase price per share is $13.00. The closing of this financing will occur promptly following the declaration of effectiveness of a resale registration statement relating to the shares to be filed with the Securities and Exchange Commission. Prudential Vector Healthcare Group, a unit of Prudential Securities, served as placement agent for the private financing.

Digene's Chairman and Chief Executive Officer, Evan Jones stated, "We are very pleased that these investors have made this significant investment in our company. The proceeds from the private placement will enable Digene to further expand our sales and marketing activities, to fund increased research and development, including clinical trials for products using our next generation Hybrid Capture(R) technology, to expand our manufacturing capabilities, and provide working capital for other general corporate purposes."

A registration statement relating to the resale of these securities by the purchasers is expected to be filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Digene Corporation (NASDAQ:DIGE) develops, manufactures and markets proprietary DNA and RNA testing systems for the screening, monitoring and diagnosis of human diseases. We have developed and are commercializing our patented Hybrid Capture Gene Analysis System and tests in three areas: women's cancers and infectious diseases, blood viruses, and pharmaceutical clinical research. Our product portfolio also includes DNA tests for the detection of human papillomavirus, or HPV, and other sexually transmitted infections, including chlamydia and gonorrhea, and tests for blood viruses.

Statements in this news release may constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Digene believes that its expectations are based on reasonable assumptions within the bounds of Digene's knowledge of its business and operations, there can be no assurance that actual results will not differ materially from Digene's expectations. Factors that might cause or contribute to such differences are included in Digene's Annual Report on Form 10-K, under the caption "Additional Considerations."